Exhibit 99.1

Dave & Buster’s and Hill Path Announce Addition of James Chambers to Board of Directors

DALLAS, Texas, December 22, 2020 – Dave & Buster’s Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or the “Company”), an owner and operator of entertainment and dining venues, today announced that it has appointed James Chambers, a partner and co-founder of Hill Path Capital LP (“Hill Path”), to its Board of Directors and Audit, Finance and Compensation Committees, effective December 22, 2020. With the addition of Mr. Chambers, the Dave & Buster’s Board of Directors (the “Board”) will comprise 10 directors, 8 of whom are independent. The Company, Mr. Chambers and Hill Path have also entered into a cooperation agreement regarding Mr. Chambers’ appointment to the Board and certain related matters.

“Hill Path is one of our largest and most engaged shareholders. We are pleased to welcome James as our newest independent director and look forward to continuing to work together to build long-term value for all of our stakeholders.” said Stephen M. King, Chairman of the Board of Dave & Buster’s.

Brian A. Jenkins, Chief Executive Officer of Dave & Buster’s, added, “Hill Path has worked constructively with us for several years. James has deep experience with entertainment brands and I am confident that, together with our other directors, James will help us advance our strategies for growth.”

“Dave & Buster’s is an iconic brand with significant long-term potential. We have great respect for the Dave & Buster’s Board and management team and we look forward to working closely with them to drive increased value for all shareholders,” said Mr. Chambers.

“We are pleased to further our support for Dave & Buster’s and continue to partner with the Board and management team to realize the full potential of the Company and its uniquely valuable assets,” said Scott Ross, Managing Partner of Hill Path.

About James Chambers

James Chambers is a Partner at Hill Path Capital LP, where he has worked since 2016. From 2009 to 2016, Mr. Chambers worked at Apollo Global Management, Inc. where he evaluated and executed a wide range of investments across a variety of industries, particularly in the out-of-home entertainment, leisure and hospitality sectors. Prior to Apollo Global Management, Inc., Mr. Chambers worked in the Consumer / Retail Group in the Investment Banking Division of Goldman Sachs & Co., Inc., where he advised consumer products, retail and restaurant companies on a variety of strategic and capital raising activities. Mr. Chambers currently serves on the board of directors of SeaWorld Entertainment, Inc. (NYSE:SEAS) and has previously served on the board of directors of Great Wolf Resorts, Inc., CEC Entertainment (the parent company of Chuck E. Cheese’s and Peter Piper Pizza), Principal Maritime Tankers Corp. and Principal Chemical Carriers, LLC. Mr. Chambers graduated from Duke University in 2007 with a B.A. in Political Science and a Certificate in Markets and Management.

About Dave & Buster’s

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 139 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Cautionary Statements Regarding Forward-Looking Information

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact on our business and operations of the global spread of the novel coronavirus outbreak and of responses to and other consequences of the outbreak, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries

Scott Bowman, CFO
Dave & Buster’s Entertainment, Inc.
scott.bowman@daveandbusters.com

+1 (972) 813-1151